EXECUTION COPY EXCLUSIVE LICENSE AGREEMENT This Exclusive License Agreement (this "Agreement") is dated as of September 30, 2015 (the "Effective Date"), and is by and between ELAN PHARMA INTERNATIONAL LIMITED, a company organized under the laws of the Republic of Ireland, with offices located at Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland ("Elan") and FLAMEL IRELAND LIMITED, a company organized under the laws of the Republic of Ireland, with offices located at 2nd Floor, Block 10, Unit 1 Blanchardstown Corporate Park, Ballycoolin, Dublin 15 Ireland ("Flame!"). RECITALS A. Flame! has technology called LiquiTime® that may be used for developing modified/controlled release oral pharmaceutical products in a liquid suspension formulation. 8. Elan has substantial experience in developing, selling and marketing pharmaceutical products in the over-the counter, non-prescription ("OTC") pharmaceutical markets. C. Flamel has begun working on developing extended release versions utilizing LiquiTime® of Ibuprofen liquid suspension (the "Ibuprofen Product") and Guaifonesin liquid suspension (the "Guaifenesin Product" and collectively with the Ibuprofen Product, the "Initial Products" and each an "Initial Product"). D. For the Initial Products and certain additional extended release OTC products identified by the Parties in the future, each utilizing LiquiTime® (each an "Additional Product" and collectively the "Additional Products" and collectively with the Initial Products the "Products" and each a "Product"), Flame! will develop and obtain marketing authorizations for the Products, transfer the marketing authorizations for these Products to Etan upon their approval and be paid a royalty by Etan on its sales of the Products; all on the terms and conditions set forth in this Agreement. NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows: 1. Definitions. As used in this Agreement, the following terms have the meanings indicated below: "Additional Product" or "Additional Products" has the meaning set forth in the Recitals hereof. "Additional Product Requirement" has the meaning set forth in Section 5.4 hereof. "Act" means the United States Federal Food, Drug and Cosmetic Act, as amended from time to time, and the regulations promulgated thereunder.

"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlled by, controlling, or under common control with such Person. For such purposes, the term "control" means, whether used as a noun or a verb, the possession, directly or indirectly, of the power to affirmatively direct, or affirmatively cause the direction of, the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise (which would include the ownership, directly or indirectly, of more than 50% of the voting stock or equity interest of the subject Person, or such other relations as, in fact, result in the right to direct the management and policies of the subject Person). "Agreement" has the meaning set forth in the Preamble hereof. "cGMP" means those current Good Manufacturing Practices required by the FDA to be followed in connection with the manufacturing, handling, storing and controlling of pharmaceutical products in the United States, as defined from time to time by the Act, as amended, or any successor laws or any regulations related thereto. "Clinical and Regulatory Activities" has the meaning set forth in Section 4.2 hereof. "Coated AP[" has the meaning set forth in Section 5.5 hereof. "Coated AP[ Agreement" has the meaning set forth in Section 5.5 hereof. "Commercial Manufacturing Scale-Up Activities" has the meaning set forth in Section 4.3 hereof. "Commercial Launch Date" means, with respect to each Product, the date of Elan's first sale of such Product to Third Parties on a commercial basis in the Territory, which date shall be no later than (i) sixty (60) days following delivery to Elan of the commercial launch quantities of the Ibuprofen Product; and (ii) sixty (60) days after FDA approval of the Regulatory Filing for the Guaifenesin Product and each Additional Product. "Competing Product" means, with respect to any Product, any extended release liquid product containing the same active pharmaceutical ingredient, in the same strength as such Product in the case of monotherapy products or the same combination of active pharmaceutical ingredients as such Product in the case of combination therapy products such that such product would reasonably be considered as substitutable for such Product. "Confidential Information" means all proprietary materials, data or other information (whether or not patentable) regarding a Person's knowhow, products, business information or objectives, that are designated as confidential in writing by the disclosing party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such material, data or other information is disclosed by such Person to the recipient. Notwithstanding the foregoing, materials, data or other information that are disclosed by a Person in writing without an appropriate letter, stamp or legend, or that are orally, electronically or visually disclosed by a Person, also constitute Confidential [nformation of such Person if (i) within thirty (30) calendar days after such disclosure, such Person delivers to the recipient a written document or documents describing the materials, data or other information indicating that such materials, data or other information constitute Confidential Information, and referencing the place and date of such oral, 2 CHICAGO\4542184.8 ID\SDS - I 00827\000009 visual, electronic or written disclosure and the names of the persons to whom such disclosure was made, or (ii) such materials, data or other information are of the type that are customarily considered to be confidential information by Persons engaged in activities that are substantially similar to the activities being engaged in by the Persons exchanging such information. Confidential Information does not include any information that is (i) already known to the recipient prior to the date of disclosure to the recipient as evidenced by the recipient's written records made prior to such date, (ii) publicly known prior to or after disclosure other than through unauthorized acts or omissions of the recipient, (iii) disclosed in good faith to the recipient by a Third Party lawfully and contractually entitled to make such disclosure or (iv) developed by or for the recipient without the use of any Confidential Information of the disclosing party, as evidenced by the recipient's written records. "Contract Year" means each one (l) year period during the Term with the first such one (1) year period commencing on the Effective Date and ending on the day immediately preceding the one ( l) year anniversary of the Effective Date, and each subsequent one ( l) year period commencing on the subsequent anniversary of the Effective Date. "Damages" has the meaning set forth in Section 7 .1 hereoC "Effective Date" has the meaning set forth in the Preamble hereof. "Elan" has the meaning set forth in the Preamble hereof. "Elan Fiscal Quarter" means each of the four (4) fiscal quarters used by Etan for financial reporting purposes. "Elan lndemnitees" has the meaning set forth in Section 7 .1 hereof. "Etan Net Sales" means, with respect to the aggregate amount of each Product sold by Elan or its Affiliates, the gross sales (for purposes of determining whether a given sale occurs during a computation period, such Product will be considered sold as of the date of shipment by Elan or its Affiliates to its customers), less the sum of the following (to the extent actually incurred or accrued): (i) any and all credits for such Product returns during such period, including, but not limited to, credits for returned, unsold, or short-dated Product, allowances granted or included in the invoice, reasonable cash discounts, customer program accruals (overbills, administrative fees, third party rebates, sales brokerage, and volume rebates), other adjustments and rebates, including but not limited to Medicaid and other state or governmental rebates, charge backs, floor stock adjustments, and similar items that may be estimated in accordance with GAAP to the extent actually incurred or accrued; (ii) shipping costs, sales and excise Taxes, other consumption Taxes, or other governmental charges to the extent actually included in gross sales; and (iii) the amount of any receivables that have been included in gross sales and are deemed to be uncollectible according to Elan's or it Affiliates' internal accounting principles and GAAP, with such bad debt deduction applied against gross sales in the period in which such receivables are written off and shall be exclusive of any bad debt or uncollectible receivables of Elanor its Affiliates unrelated to any such Product sold by Elanor its Affiliates. "Elan Subcontractor" has the meaning set forth in Section 4.2 hereof. CHICAGO\4542184. 8 lD\SDS - I 00827\000009 3

"FDA" means the United States Food and Drug Administration.

"Field" means the OTC pharmaceutical markets.

"Flamel" has the meaning set forth in the Preamble hereof.

"Flamel Indemnitees" has the meaning set forth in Section 7.2 hereof.

"Flamel Know-How" means all trade secrets, knowledge, technology, specifications, inventions, assays, means, methods, processes, controls, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, manufacturing procedures, test procedures and purification and isolation techniques, quality controls, the identity and amounts of ingredients, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form, and all improvements, whether to the foregoing or otherwise, and other discoveries, developments and inventions; in each case, applying or pertaining to (i) Flamel's LiquiTime® technology for developing modified/controlled release oral pharmaceutical products in a liquid suspension formulation; and (ii) the Laboratory Development Activities, the Clinical and Regulatory Activities and the Commercial Manufacturing Scale-Up Activities of Flamel for each Product.

"Flamel Patents" means (i) the issued patent identified as UD 7,906,145 and any extensions, reissues or reexaminations thereof; and (ii) any patent applications throughout the world claiming priority of patent applications identified in US 7,906,145 and any patents that may issue therefrom.

"Flamel Patents Termination Date" means the earlier of (i) the date the Flamel Patents expire in the Territory; or (ii) the date the Flamel Patents are revoked by the United States Patent and Trademark Office.

"Flamel Technology" means, collectively, the Flamel Patents and the Flamel Know-How.

"Force Majeure Event" has the meaning set forth in Section 11.7 hereof.

"GAAP" means generally accepted accounting principles applied in a consistent manner in the United States of America.

"Governmental Body" means any national, state, provincial, or other political subdivision thereof or any governmental or regulatory entity or agency with legal authority to exercise executive, legislative, judicial, regulatory or administrative functions in the Territory or the jurisdiction in which Product is manufactured.

"Guaifenesin Product" has the meaning set forth in the Recitals hereof.

"Ibuprofen Product" has the meaning set forth in the Recitals hereof.

"Indemnified Party" has the meaning set forth in Section 7.3 hereof.

4

CHICAGO\4542184 8
ID\SDS - 100827\000009

"Indemnifying Party" has the meaning set forth in Section 7.3 hereof. "Initial Product" or "Initial Products" has the meaning set forth in the Recitals hereof. "Insolvent" means, with respect to any Person, such Person (i) making an assignment for the benefit of creditors; (ii) filing or having filed against it a petition in bankruptcy; (iii) having a receiver appointed for its assets; or (iv) being dissolved or liquidated. "Intellectual Property Rights" means, collectively, all of the following intangible legal rights in the Territory, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (i) patents, patent disclosures, patent rights, including any and all continuations, continuations-in-part, divisionals, reissues, reexaminations, utility model, industrial designs and design patents or any extensions thereof; (ii) rights associated with works of authorship, including without limitation, copyrights, copyright applications and copyright registrations; (iii) rights in trademarks, trademark registrations and applications therefor, trade names, service marks, service names, logos, or trade dress; (iv) rights relating to the protection of formulae, trade secrets, know-how and Confidential Information; and (v) all other intellectual or proprietary rights in the Territory. "Laboratory Development Activities" has the meaning set forth in Section 4.1 hereof. "License Conversion Event" means the earlier to occur of the following: (i) the Flame] Patents Termination Date; or (ii) the termination of this Agreement by Elan pursuant to Section I 0.2(a) hereof. "OTC" has the meaning set forth in the Recitals hereof. "£ill!y" or "Parties" means, individually or collectively, as the case may be, Elan and Flame!. "Person" means any natural person, partnership, limited liability, company, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity. "Product" or "Products" has the meaning set forth in the Recitals hereof. "Reasonable Commercial Efforts" means, with respect to the subject Party, the level of efforts and resources equivalent to those employed by the subject Party to market and distribute a product of similar market potential at a similar stage in its product life to each Product, taking into account the establishment of such Product in the marketplace, the competitiveness of alternative products in the marketplace, the conditions or prospects of regulatory approval, the profitability of such Product and other relevant factors. "Regulatory Filing" means a New Drug Application filed pursuant to Section 505(b)(2) of the Act. 5 CHICAGO\4542184.8 JD\SDS - I 008271000009

"Royalty" means, with respect to each Product, the amount computed under the following royalty rates for that Product: Time Period Mar~inal Rol'.altv Rate First five (5) years after Commercial Launch 7% of Elan Net Sales Date of Product Thereafter, until the expiration of the Term 3.5% of Elan Net Sales "Special Damages" has the meaning set forth in Section 7.4 hereof. "Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same). "Tax Deduction" means any deduction or withholding for or on account of a Tax from any payment under this Agreement. "Technology Transfer" has the meaning set forth in Section 4.4 hereof. "Term" has the meaning set forth in Section 10.1 hereof. "Territory" means the United States, including its territories and possessions. "Third Party" means any Person other than the Parties and their Affiliates. "UK Rx Markets" has the meaning set forth in Section 2.2 hereof. "VAT" means (i) the value added Tax as provided for in the Value-Added Tax Consolidation Act 2010 (as amended) of Ireland; (ii) any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added Tax (EC Directive 2006/112); and (iii) any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such Tax referred to in clause (i) and (ii) above, or imposed elsewhere. 2. Terms of License. 2.1 Grant of License. During the Term, Flame I hereby grants to Elan, and Elan hereby accepts from Flamel, an exclusive (even as to Flame! except for Flame!, its Affiliates or its subcontractors solely to perform their obligations and duties hereunder or in connection therewith), sublicensable, license solely in the Field in the Territory to use the Flame! Technology, including all Intellectual Property Rights pertaining thereto, to sell and market the Products and otherwise exploit the Regulatory Filings for the Products in the Field in the Territory and after the Flame! Patents Termination Date to also develop and register additional pharmaceutical products in the Field in the Territory. Elan acknowledges and agrees that the exclusivity granted to Elan in this license will, prior to any License Conversion Event, be CHICAG0\4542184.8 IDISDS - I 00827\000009 6

contingent on Elan continuing to satisfy the Additional Product Requirement and the Competing Product Requirement. 2.2 Expansion of Field and Territory. Flame) hereby acknowledges Elan's interest in commercializing the Flame) Technology in the Rx markets in the United Kingdom, which markets are outside of the Field and the Territory (the "UK Rx Markets"). Flame! agrees to discuss the UK Rx Markets in good faith with Elan prior to offering this business to any Third Party. 2.3 License Conversion Event. Upon the occurrence of any License Conversion Event, (i) the license to the Flamel Technology will become perpetual, fully-paid and irrevocable in the Field and in the Territory, and (ii) Elan's obligation to pay Royalties will cease; in each case, with respect to each Product impacted by the circumstances giving rise to such License Conversion Event (but not for any Products not so impacted). 3. Financial Provisions The sole and exclusive consideration payable to Flame! by Elan for the license granted above, Flamel's development work described below and all other obligations of Flame) under this Agreement or services performed by Flame), its Affiliates or subcontractors in connection with the Initial Products is as follows: 3.1 License Fee. Elan shall pay to Flame! a one-time, license fee of Six Million Dollars ($6,000,000) within thirty (30) days after the Effective Date. 3.2 Milestone Pavments. With respect to each Initial Product Elan shall pay to Flame! the following milestone Payments within thirty (30) days after the occurrence of each event described below with respect to such Initial Product: • Five Million Dollars ($5,000,000) - upon submission of the NOA transfer letter by Flame) to the FDA notifying the FDA of the transfer of the Regulatory Filing to Elan after FDA approval of such Initial Product. • Five Million Dollars ($5,000,000) - upon Commercial Launch Date of such Initial Product. 3.3 Royalty. Within ten (10) days after the end of each Elan Fiscal Quarter, Elan shall provide Flame! with an initial estimate of the Royalties due to Flame! for such Elan Fiscal Quarter. Elan shall pay the Royalty to Flame! in respect of Product sales taking place during that Elan Fiscal Quarter within sixty (60) days after the end of that Elan Fiscal Quarter. 3.4 Recordkeeping and Audit Right. Elan shall maintain complete and accurate records pertaining to its computation of the Royalty payable under this Agreement during Term and for a period of two (2) years after the termination or expiration of this Agreement. On an annual basis or more frequently for good cause shown, during the Term and the retention period noted above, upon reasonable advance notice Flame) may appoint at its own expense an independent public accounting firm to audit the relevant records of Elan supporting its computation of the Royalty. Flame! shall be entitled to any amounts determined by the independent public accounting firm to have been underpaid by Elan, within forty-five (45) calendar days after demand therefor has 7 CHICAG0\4542184 8 ID\SDS • I 008271000009 been received by Elan, which demand shall include the complete audit report prepared by the independent public accounting firm. The determination by the independent public accounting firm will be binding on the Parties absent manifest error. The fees of the independent public accounting firm shall be borne by Flamel unless the report of the independent public accounting firm shows an underpayment by Elan of more than 10% in which case Elan shall be responsible for payment of the independent public accounting firm's fees.

## 4. Product Development and Technology Transfer.

4.1 Laboratory Development Activities. With respect to each Initial Product and upon mutual agreement of the Parties with respect to the Additional Products, Flamel, or one of its Affiliates or subcontractors, will be responsible for Product formulation, method validation, pilot studies and all other activities necessary to create a lab-scale version of such Product (the "Laboratory Development Activities").

4.2 Clinical and Regulatory Activities. With respect to each Initial Product and upon mutual agreement of the Parties with respect to the Additional Products, Flamel, or one of its Affiliates or subcontractors, will be responsible for performing all clinical studies, including any bio-equivalence studies, and for making the Regulatory Filing and obtaining approval of the Regulatory Filing (collectively, the "Clinical and Regulatory Activities").

4.3 Commercial Manufacturing Scale-Up Activities. With respect to the Initial Products and upon mutual agreement of the Parties with respect to each Additional Product, Flamel, or one of its Affiliates or subcontractors, will also be responsible for scaling up such Product for commercial production, manufacturing exhibit batches for pivotal studies (conducted by Flamel as part of the Clinical and Regulatory Activities) and producing exhibit batches for stability testing (the "Commercial Manufacturing Scale-Up Activities"). Although Flamel will be responsible for all Commercial Manufacturing Scale-Up Activities, it will engage Elan or one of its Affiliates as a subcontractor (the "Elan Subcontractor") to perform the Commercial Manufacturing Scale-Up Activities for each Product (except for the Ibuprofen Product for which Flamel has engaged another subcontractor to perform the Commercial Manufacturing Scale-Up Activities as of the Effective Date). Flamel and the Elan Subcontractor will enter into a separate agreement covering the legal and commercial terms governing the Commercial Manufacturing Scale-Up Activities for each Product; provided that such agreement will provide that Elan's fees for the Commercial Manufacturing Scale-Up Activities for each Product shall be charged to Flamel at Elan's fully-allocated cost and when added together with the cost of the Technology Transfer as described in Section 4.4 below may not exceed One Million Five-Hundred Thousand Dollars ($1,500,000) per Product, provided further, that such agreement will also provide that such limitation to will not apply to any work required due to Product reformulation, test failures, specification changes or any other factor that is not under Elan's reasonable control. Notwithstanding the foregoing, in the event that Elan or the Elan Subcontractor cannot successfully perform the Commercial Manufacturing Scale-Up Activities for a Product within a reasonable period of time, Flamel shall have the right to engage a Third Party to perform such Commercial Manufacturing Scale-Up Activities and to manufacture and supply such Product to Elan on a commercial basis until such time as Elan or the Elan Subcontractor can successfully perform such activities at a price to Elan of no more than cost plus twenty percent (20%).

8

CHICAGO\4542184.8
ID\SDS - 100827\000009

4.4 Technology Transfer: Commercial Manufacturing - Ibuprofen Product. To effect the transition of the Commercial Manufacturing Scale-Up Activities to Etan, Flamel, or one of its Affiliates or subcontractors, will transfer to Elan all Flamel Know How for that Product obtained in performing the Laboratory Development Activities and the Clinical and Regulatory Activities (the "Technology Transfer"). In the case of the Ibuprofen Product, the Technology Transfer will occur upon FDA approval of the Regulatory Filing for that Product. Furthermore, the Parties acknowledge and agree that in the case of the Ibuprofen Product, Flame!, its Affiliates or its subcontractor will be responsible for the commercial supply of the Ibuprofen Product to Elan at Flamel~s cost or Flamel's acquisition cost of the Ibuprofen Product until the completion of the Technology Transfer and Elan or the Elan Subcontractor has received FDA approval to manufacture commercial supplies of the Ibuprofen Product. Tn the event that Flame! terminates this Agreement pursuant to Section 10.2, Elan shall immediately transfer back to Flame! all of the Flame! Know-How referenced above in this Section 4.4. 4.5 Regulatory Process and Transfer of Regulatory Filing. For each Product, Flame!, or one of its Affiliates or subcontractors, will submit the Regulatory Filing in Flamel's or its Affiliate's name and conduct all communications with the FDA. Elan will provide assistance to Flamel in connection with preparing, and obtaining approval of, the Regulatory Filing, provided that any such assistance will be performed on a time and materials basis unless within the scope of the Commercial Manufacturing Scale-Up Activities. Flamel, or one its Affiliates or subcontractors, will transfer the Regulatory Filing to Elan upon the earlier of the approval of the applicable Regulatory Filing or the termination of this Agreement; provided that Flamel shall have a right to reference and use any data (clinical or otherwise) with respect to the Products; and provided further that in the event of a termination of the Agreement by Flame! pursuant to Section I 0.2, Elan shall immediately transfer the Regulatory Filing and any related data, back to Flame!. 4.6 Intellectual Property Rights. Subject to the license granted by Flame! to Elan under Section 2.1, all Intellectual Property Rights and intellectual property, arising as a result of the activities and services performed by Flame! under this Agreement shall be the sole and exclusive property of Flame!. Additionally, Elan agrees that Flame! shall have a royalty free, fully paid up, sublicensable license to any intellectual property and Intellectual Property Rights developed by Elan, the Etan Subcontractor or its Affiliates derived from the Flame! Technology. 5. Elan's Marketing, Sale and Distribution of Product. 5.1 Elan's Responsibilities. Elan shall use Reasonable Commercial Efforts to market and sell Product to customers that are located in the Field in the Territory. Under this Agreement, Etan shall not be permitted to (i) sell Product to, or solicit orders for sale of Product from, any existing or prospective customer located outside the Territory, (ii) deliver or tender (or cause to be delivered or tendered) Product outside the Territory, (iii) sell Product to, or solicit any sale of Product from, a customer in the Territory for which Etan knows or has reason to know intends to resell Product outside the Territory; or (iv) prior to any License Conversion Event, bundle any Product with another product of Etan or one of its Affiliates where such bundling results in any discount applied to such Product being proportionally greater than the discount applied to any other products. CHICAG0\4542184 8 ID\SDS • I 00827\000009 9

5.2 Expenses. Etan is responsible for paying all its expenses in performing its sales and marketing obligations set forth in this Article 5. 5.3 Elan's Selling Price of Product. Subject to Section 5. l(iv) above, Elan has sole discretion over establishing the price at which it sells Product and is responsible for invoicing customers. 5.4 Exclusivity; Additional Product Requirement; Competing Product Requirement Elan will be the exclusive licensee for the Flame! Technology in the Field in the Territory. Further, Flame! agrees that it will not, on its own or through an Affiliate, use the Flame! Technology in the Field in the Territory for any commercial purpose other than to perform its obligations and duties under this Agreement. The exclusivity granted by Flame! to Elan in this Section 5.4 will terminate in the event that Elan fails to satisfy the Additional Product Requirement or the Competing Product Requirement (as each is defined below). Elan will designate an Additional Product to be developed by .Flame! during each of the first five (5) Contract Years on terms and conditions reasonably acceptable to the Parties (the "Additional Product Requirement"). In the event that the Parties cannot agree on the terms and conditions to satisfy the Additional Product Requirement, then, at Elan's option and decision, Flame! or its Affiliates or subcontractors shall either (A) develop the Additional Product for Elan and Elan shall pay Flamel, when due and payable, Flamel's or its Affiliates' fully-allocated cost (including the costs associated with any activities performed by any subcontractor) associated with performing the services) plus twenty percent (20%) and Elan shall pay Flame! (i) milestone payments of: (x) $3,000,000 upon submission of the Regulatory Filing transfer letter to FDA notifying the FDA of the transfer of the of the Regulatory Filing to Elan after FDA approval of such Additional Product and (y) $3,000,000 upon commercial launch of such Additional Product and (ii) the same Royalty as the Royalty paid for the Initial Products; or (B) develop and commercialize such Additional Product with a Third Party on commercial terms no less favorable to Flame! than the commercial terms set forth in clause (A) above. Elan acknowledges and agrees that in the case of clause (B) in the preceding sentence where such Additional Product is developed by a Third Party, Elan shall still have the obligation to designate a replacement Product for such Contract Year. Furthermore, as an additional condition to retaining the exclusivity set forth in this Section 5.4, during the Term, Elan agrees that it shall not directly or through an Affiliate or with a Third Party, manufacture, sale, market or distribute a Competing Product. Elan further agrees and acknowledges that Elan in addition to forgoing the exclusivity by selling a Competing Product, Elan shall pay Flame!, a royalty (in the same percentage and for the same time period) that is equal to the Royalty on the Products as set forth herein for any Competing Product sold. 5.5 Key Commercial Terms. Not later than six (6) months prior to the expected date of approval of the Regulatory Filing for each Product, the Parties will enter a commercial agreement for the supply by Flame! or one of its Affiliates or subcontractors to Elan of the extended release active pharmaceutical ingredient for such Product, coated by Flame! or one of its Affiliates or subcontractors with extended-release beads using the Technology ("Coated API"). The commercial agreement for Flamel's or one of its Affiliates' or subcontractors' supply of Coated API to Elan (the "Coated API Agreement") will include the terms set forth in Schedule 5.5 attached hereto and other terms agreed upon by the Parties. CHICAG0\4542184 8 1D\SDS - I 0082 7\000009

## 6. Representations and Warranties.

Each Party represents and warrants to the other Party that (i) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) the execution, delivery and performance of this Agreement by such Party has been duly authorized, and this Agreement is a valid and binding obligation of such Party enforceable against such Party in accordance with its terms, (iii) the execution, delivery and performance of this Agreement by such Party will not result in any breach of its organizational documents or any breach or violation of any agreement or instrument to which it is a party or bound or of any law, regulation, order or decree to which it is subject or by which its assets are bound, (iv) such Party has full power and authority to perform its obligations and grant the rights it has granted to the other Party as provided in this Agreement, (iv) none of its employees, officers, directors, or agents has been: (a) debarred, or convicted of a crime for which a Person can be debarred, under Section 306(a) of the United States Federal Generic Drug Enforcement Act of 1992, as amended, or (b) to the best of its knowledge, have been threatened with debarment or indictment for such a crime by a Governmental Body. If any debarment or conviction occurs while this Agreement is in force and effect, the Party involved with such debarment or conviction shall promptly provide notification to the other Party.

EXCEPT AS PROVIDED IN THIS ARTICLE 6, NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.

## 7. Patent Indemnification and Excluded Damages.

7.1 Patent Indemnification. Except in the case of Elan's gross negligence or willful misconduct, Flamel shall defend, indemnify and hold Elan, including its Affiliates and their respective directors, officers, shareholders, employees, servants and agents harmless (the "Elan Indemnitees") from and against any and all losses, liabilities, damages, costs and expenses, including reasonable attorneys' fees and disbursements in connection with any and all Third-Party suits, investigations, claims or demands (collectively, "Damages"); in each case, resulting from or in connection with the Flamel Patents, except, in each case, for those Damages for which Elan has an obligation to indemnify the Flamel Indemnitees pursuant to Section 7.2, as to which Damages each Party shall indemnify the other Party to the extent of its respective liability for such Liabilities.

7.2 Commercialization Indemnification. Except in the case of Flamel's gross negligence or willful misconduct, Elan shall defend, indemnify and hold Flamel, including its Affiliates and their respective directors, officers, shareholders, employees, servants and agents harmless (the "Flamel Indemnitees") from and against any Damages from or in connection with Elan's manufacturing, sale, marketing and distribution of the Products; except, in each case, for those Damages for which Flamel has an obligation to indemnify the Elan Indemnitees pursuant to Section 7.1, as to which Damages each Party shall indemnify the other Party to the extent of its respective liability for such Damages.

11

CHICAGO\4542184.8
ID\SDS - 100827\000009

7.3 Indemnification Procedures. Upon the occurrence of any event giving rise to a right to seek indemnification hereunder, Etan or Flamel, as the case may be (the "Indemnified Party") shall give notice of such claim, action or proceeding to the other Party (the "Indemnifying Party") within ten (I 0) calendar days after it becomes known to Elan, except that the failure to give such notice shall not relieve the Indemnifying Party of its obligations to indemnify unless such failure materially and adversely affects the defense of such action or increases the liability of the Indemnifying Party. Within ten (I 0) calendar days after receipt of such notice, the Indemnifying Pa11y shall notify the Indemnified Party as to whether or not the Indemnifying Party wishes to take over the defense of such action, and if the Indemnifying Party fails to provide such notice, the Indemnified Party shall be entitled to take over the defense of the action. Upon proper notification by the Indemnifying Party of its intention to defend the claim, the Indemnifying Party shall engage counsel reasonably satisfactory to the Indemnified Party to assume the investigation and defense of the claim and shall keep the Indemnified Party and its counsel currently informed as to all material aspects of the claim and its investigation and defense. The Indemnified Party may, in such case, engage counsel to assist in the investigation and defense of the claim but shall not be entitled to reimbursement for any expenses related to the engagement of such counsel. If the Indemnifying Party elects not to assume the investigation and defense of the claim, or fails to make any election within the time period herein provided, or if in the reasonable opinion of counsel to the Indemnified Party, the Indemnified Party has available to it defenses that arc contrary to the interests of the Indemnifying Party in any such action, then the Indemnified Party may engage its own counsel for such investigation and defense and shall be entitled to full indemnification for the costs thereof. 7.4 Excluded Damages. EXCEPT IN THE CASE OF A PARTY'S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR A BREACH OF SECTION 9.1, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER SIMILAR DAMAGES, INCLUDING WlTHOUT LIMITATION LOSS OF REVENUE OR LOSS OF PROFITS ("COLLECTIVELY, "SPECIAL DAMAGES"), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH SPECIAL DAMAGES, PROVIDED THAT EITHER PARTY WILL BE LIABLE FOR SUCH SPECIAL DAMAGES TO THE EXTENT IT IS OBLIGATED TO INDEMNIFY THE OTHER PARTY UNDER THIS AGREEMENT IN RESPECT OF A THIRD-PARTY CLAIM AGAINST THE OTHER PARTY THAT INCLUDES SUCH SPECIAL DAMAGES. 8. Insurance. 8.1 General Requirements. Each of Flamel and Elan shall obtain and maintain at its expense during the Term and for a period of at least five (5) years afler the termination or expiration of this Agreement, all insurance coverage required by law as well as appropriate insurance coverage to protect against any and all claims or liabilities that may arise directly or indirectly as a result of its performance of its obligations under this Agreement. Insurance shall be placed with a carrier with an A.M. Best rating of at least A- for financial strength and a size rating of at least VIII. Coverage shall be occurrence based, unless occurrence coverage is unavailable, in which case "claims made" coverage is acceptable, provided retroactive coverage is provided prior to the inception of the business relationship between Elan and Flame!. None of the requirements contained herein as to coverage types or limits of insurance required to be 12 CHICAG0\4542184 8 ID\SDS - I 00827\000009 maintained by the Parties shall be construed to limit in any manner the liability of either Party to the other Party hereunder. 8.2 Proof of Insurance. Each Party shall deliver to the other Party, within thirty (30) calendar days after the execution of this Agreement, Certificates of Insurance evidencing the following: (i) the effective and expiration dates of the policies; (ii) for each of the policies, the limits of liability per occurrence and in the aggregate; (iii) that the other Party has been named as an additional insured under products liability and excess liability policies; and (iv) that the other Party shall be given thirty (30) calendar days advance notice prior to any cancellation, non- renewal or material change of any of the policies. Each Party shall provide to the other Party current Certificates of Insurance evidencing renewal of insurance throughout the Term promptly after any change or renewal of the policies. 8.3 Specific Minimum Coverages. At a minimum, each Party shall keep the following policies in place during the term of this Agreement: Required Coverages and Minimum Policy Limit Required Coverage Worker's Compensation General Liability: Bodily Injury & Property Damage Product Liability Excess Liability 9. Confidentiality. Policy Limit Statutory $5,000,000 (U.S. Combined Single Limit, per occurrence) $10,000,000 $5,000,000 9.1 Obligations of Confidentiality. Neither Party will use or disclose to Third Parties any Confidential Information of the other Party (except to comply with its obligations under this Agreement), except that each Party may disclose such Confidential Information to such of its managers, officers, directors, employees and agents (and to such of the managers, officers, directors, employees and agents of its Affiliates) as reasonably required it in connection with this Agreement and who agree in writing to be bound by confidentiality obligations not less restrictive than those contained in this Agreement, and each Party shall ensure that such managers, officers, directors, employees and agents comply with such obligations and shall be responsible for their failure to do so. Notwithstanding the foregoing, such information may be (i) disclosed to any Governmental Body where such Confidential Information may be required to be included in regulatory filings permitted under the terms of this Agreement or in patent applications filed within the United States Patent and Trademark Office or corresponding international patent offices, (ii) provided to a Party's employees, advisors and consultants under appropriate terms and conditions including confidentiality provisions substantially equivalent to those in this Agreement, for the purpose of such Party performing its obligations under this 13 CHICAG0\4542184 8 ID\SDS - 100827\000009

Agreement, (iii) published, if and to the extent such publication has been approved by disclosing Party, or (iv) disclosed to the extent required by applicable laws or regulations or as ordered by a court or other Governmental Body having competent jurisdiction. In each of the foregoing cases, the recipient shall use its reasonable commercial efforts to limit the disclosure and maintain confidentiality to the extent possible. In the case of a required disclosure under clause (iv) above, the Party required to make the disclosure shall promptly notify the original disclosing Party and shall provide reasonable assistance, if requested by the original disclosing party, to assist the original disclosing Party in its attempts to prevent or limit the disclosure at the original disclosing Party's cost and expense. If a Party is required by law or court order to provide a copy of this Agreement or any related document to any Third Party (except in confidence as permitted by this Agreement), such Party shall redact Confidential Information from such document, except as otherwise required by law. Each Party shall have the right to review and approve each redacted document prior to its submission to a Third Party. The reviewing Party shall have a period of ten (10) calendar days to review the redacted document, except that in the case of the order of a court or regulatory agency, the reviewing Party shall have the maximum reasonable amount of time. 9.2 Termination of Agreement. Upon the expiration or termination of this Agreement, each Party shall return to the disclosing Party or destroy all Confidential Information of the disclosing Party in tangible form in its possession; provided, that (i) the receiving Party may retain one (I) copy of Confidential Information of the disclosing Party in its legal files solely for the purpose of demonstrating the satisfaction of its continuing obligations of confidentiality under this Agreement, and (ii) if a License Conversion Event has occurred, Elan may retain any documents needed to continue to exercise its rights under its license. 9.3 Injunctive Relief. Each Party acknowledges that if it breaches any of the provisions of this Article 9, the other Party may not have an adequate remedy at law and may suffer irreparable damage and injury and that, in addition to any other available rights and remedies, the other Party shall be entitled to seek an injunction restricting the breaching Party from committing or continuing any violation of such provisions. 10. Term and Termination. 10.1 Term. This Agreement commences of on the Effective Date and will remain in effect, unless earlier terminated as set forth herein, with respect to each Product, until the Flame! Patents Termination Date (the "Term"). 10.2 Termination. (a) Either Party may terminate this Agreement or a particular Product from this Agreement by written notice to the other Party if the other Party materially breaches this Agreement and fails to cure the material breach within forty-five (45) calendar days after written notice of the material breach has been given to the breaching Party. (b) Either Party may terminate this Agreement upon written notice to the other Party if the other Party becomes Insolvent. CHICAG0\4542184 8 ID\SDS - I 00827\000009 14

(c) Either Party may terminate this Agreement upon thirty (30) days written notice in connection with a Force Majeure Event pursuant to Section 11.7 hereof. 10.3 Actions Upon Termination. Upon termination or expiration of this Agreement for any reason, Elan may sell Product in its inventory as of the date of termination, and, prior to any License Conversion Event, Elan shall pay to Flame! the Royalty for such sales in accordance with Section 3.3 hereof. 11. Miscellaneous. 11.1 Each Party Pays Own Costs. Except as expressly stated otherwise herein, each Party shall be responsible for the costs it incurs in performing its obligations under this Agreement. 11.2 Currency. All financial calculations and payments made by Elan to Flame! under this Agreement shall be made in U.S. Dollars. All other references to "dollars" or "$" shall indicate U.S. Dollars. 11.3 Taxes. All sums required to be paid under or in connection with this Agreement for Flame! Technology are to be treated as exclusive of VAT, and Elan shall pay to Flame! an amount in respect of VAT properly chargeable on any amounts due under this Agreement in addition to the sums otherwise payable. Flame! shall issue a valid VAT invoice in accordance with law. Elan shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law. 11.4 Independent Contractor. The relationship between Elan and Flame! is that of independent contractors, and nothing contained in this Agreement or otherwise shall be deemed to create any other relationship, including employment, partnership, agency or joint venture, between them. Neither Party shall have any authority to employ any Person as agent or employee for or on behalf of the other Party, or to bind, or attempt to bind, the other Party to any obligation with any Third Party. Each Party has and retains full control and supervision over the performance of its obligations hereunder and over the employment, direction, compensation and discharge of all employees, agents and subcontractors it utilizes in the performance of such obligations. Each Party is responsible for its acts and omissions and those of its employees, agents and subcontractors. 11.5 Advertising and Publicity. Neither Party shall use the name or any trademark, trade name, logo or symbol of the other Party or the other Party's Affiliates, or disclose any matters relating to this Agreement, in any advertising, promotion, press/publicity releases, written articles or communications without the prior consent of the other Party. 11.6 Cooperation. The Parties agree to meet regularly and keep one another updated with respect to the activities set forth in Article 4 and Article 5 and the development, manufacturing, marketing and sale of the Products. 11.7 Force Majeure. Neither Party shall be liable for delays in performance or nonperformance in whole or in part due to any causes that are beyond its reasonable control and not due to its acts or omissions, such as acts of God, fire, strikes, embargo, acts of the 15 CHICAG0\4542184 8 ID\SDS - I 00827\000009 government, or other similar causes, but not acts that could be anticipated, such as raw material price increases, shortages of raw material or an increase in demand for Product (each a "Force Majeure Event"), provided that if any Force Majeure Event shall continue for a period of six (6) months or longer, then the Party whose performance has not been impacted by such Force Majeure Event shall have the right to terminate this Agreement without liability upon notice to the Party whose performance has been so impacted. Upon the occurrence of a Force Majeure Event, the Party delayed shall promptly give notice to the other Party. 11.8 Assignment and Subcontracting. Other than to one of its Affiliates and to subcontractors with respect to Article 4 and Section 5.4 hereof, neither Party may assign this Agreement or subcontract any of its obligations under this Agreement, in whole or in part, to any other Person without the prior consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding any permitted assignment under this Section I 1.8, the assigning party will remain jointly and severally liable for the obligations assigned. 11.9 Notices. Any notice, communication, consent, approval, request, demand or statement required or permitted to be given hereunder shall be in writing and deemed to have been sufficiently given when delivered in person or by registered or certified mail, postage prepaid, return receipt requested or by overnight courier service, addressed as follows: To Flame!: Flame! Ireland Limited c/o Flame! Technologies, SA 702 Spirit 40 Park Drive, Suite I 08 Chesterfield, Missouri 63005 Attention: Legal Department Facsimile: + I 6364991850 To Elan: Elan Pharma International Limited c/o L. Perrigo Company 515 Eastern A venue Allegan, Michigan 49010 Attn: General Counsel Facsimile: + 12696731386 Any Party may, by notice to the other, change the addresses and names given above. 11.l0Non-Waiver. The failure of a Party to strictly enforce any of the terms or conditions of this Agreement shall not be considered as a waiver of any right hereunder nor shall it deprive that Party of the right at some other time to insist upon strict adherence to that term or condition or to any other terms or conditions. CHICAG0\4542184 8 IDISDS - 100827\000009 16

11.11 Severability. 1f any article, section, subsection, sentence or clause of this Agreement shall be adjudged illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of this Agreement as a whole or of any article, subsection, sentence or clause hereof not so adjudged, and the remaining terms and provisions of this Agreement will remain unimpaired and in full force and effect. 11.12 Section Headings. All section headings herein are for convenience only and are not to be construed as a limitation of the scope of the particular sections to which they refer. 11.13 Governing Law and Jurisdiction. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its principles of conflicts of law. 11.14 Successors and Assigns. This Agreement will apply to, inure to the benefit of and be binding upon the Parties hereto and upon their respective successors and permitted assigns. 11 .15 Survival of Obligations. The termination or expiration of this Agreement shall not affect the survival and continuing validity of Section 2.3 (License Conversion Event); Article 3 (Financial Provisions); Article 7 (Indemnification and Excluded Damages); Article 8 (Insurance); Article 9 (Confidentiality); Section 10.3 (Actions Upon Termination); and Article 11 (Miscellaneous) or of any other provision that is expressly or by implication intended to continue in force after such termination or expiration. 11.16 Amendments. No modification, alteration or amendment of this Agreement shall be binding upon the Parties unless contained in a writing signed by a duly authorized agent for each respective Party and specifically referring hereto or thereto, as the case may be. 11.17 Entire Agreement. This Agreement, together with any documents attached hereto, constitutes the entire agreement of the Parties with respect to its subject matter and merges and supersedes all prior discussions and writings with respect thereto, including but not limited to the Mutual Confidential Disclosure Agreement between Flame! and Perrigo Company pie dated as of December 3, 2014. ClllCAG0\4542184 8 ID\SDS - I 00827\000009 17

CIIICAGO\4542184.8 ID\SDS - I 00827\000009 ELAN PHARMA INTERNATIONAL LIMITED By: /S/ Conor Walsh Name: __ Conor Walsh-'----"'- Title: Director. FLAMEL IRELAND LIMITED By: Name: -------------- Title: 18

CHICAG0\4542184. 7 ID\SDS - I 00827\000009 ELAN PHARMA INTERNATIONAL LIMITED By: Name: _____________ _ Title: FLAMEL IRELAND LIMITED /S/ Dhiren D'SilvaBy: Name: Dhiren D'Silva Title: VP Irish and European Operations 18

SCHEDULE 5.5 KEY COMMERCIAL TERMS FOR COATED API AGREEMENT Subject Matter Price for Coated API Indemnification Term and Termination Exclusions on Damages Responsibility For API Defects Warranties Governing Law Shipping Terms Payment Terms Recall Expenses CHICAG0\4542184 8 ID\SDS - I 00827\000009 19 Term Fully-allocated cost of Flame! to supply Coated API until the termination of Royalty payments under Agreement; thereafter, plus an agreed-upon percentage mark-up. Elan would defend, indemnify and hold Flamel harmless for any Product defects not caused by defects with Coated API, Flame! Technology or Flamel's breach of its obligations under Coated API Agreement. May be terminated only upon termination of License and Development Agreement or due to either Party's material breach (which in the case of Elan would be limited to non- payment). Except in the case of a Party's gross negligence or willful misconduct, in no event will either Party be liable to the other party for any special, indirect, incidental, consequential, punitive or other similar damages, including without limitation loss of revenue or loss of profits. Elan will source and be responsible for any defects with immediate release API; Flamel will source and be responsible for any defects with extended release APL Flame! will perform the API coating in accordance with cGMP and in a professional and workmanlike manner. New York FCA (lncoterms 2010) Allegan, Michigan. MSN3 Each Party will be responsible for recalls to

CHICAG0\4542184 8 ID\SDS • I 00827\000009 20 I the extent of its fault.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in duplicate by their respective duly authorized officers and representatives. PERRIGO PHARMA INTERNATIONAL DAC By: Name: Title: Date: By: Name: Title: Date: /s/ Dhiren D'Silva Dhiren D'Silva VP Irish/European Operations 17/Jan/2019 /s/ Grainne Quinn Grainne Quinn EVP, Chief Medical Officer 10 Jan 2019